UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 13, 2007

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-28861	86-0876846
(Commission File Number)	(IRS Employer Identification No.)

1818 Marshall Street
Shreveport, Louisiana 71101
318-464-8687

(Address and telephone number of principal executive offices and place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Executive Officer

On August 13, we were notified by our directors John E. Tuma and Robert M. Glover that they were resigning as directors of our Company effective August 10, 2007 and August 14, 2007, respectively. Messrs. Tuma’s and Glover’s resignation letters were dated August 9, 2007 and August 10, 2007, respectively, but we did not receive them until August 14, 2007. Copies of the resignation letters from Messrs Tuma and Glover are attached to this Current Report as Exhibits 99.1 and 99.2, respectively.

Messrs. Tuma and Glover were not serving on any committee of our Board of Directors at the time they tendered their resignations.

On August 16, 2007, we were notified by our Acting Treasurer/Chief Financial Officer Joseph E. Therrell, Jr. that he was resigning as the Acting Treasurer/Chief Financial Officer of our Company effective immediately. Mr. Therrell’s letter of resignation was dated August 7, 2007, but it was not received by us until August 16, 2007. A copy of the resignation letter is attached to this Current Report as Exhibit 99.3.

The resignations of Messrs. Tuma, Glover and Therrell were not due to any disagreements with our management on any matter relating to the operations, policies or practices of our Company.

Appointment of Executive Officers

As previously reported on the Current Report on Form 8-K, filed with the SEC on August 1, 2007, Joseph E. Therrell, Jr. resigned as our Acting President and director of our Company.

On August 16, 2007, our Board of Directors appointed Virginia Shehee as our Acting President and Jacqulyn Wine as our Acting Treasurer/Chief Financial Officer until successors are selected by the Board of Directors.

Biographical Information

Ms. VirginiaShehee currently serves as the Chairman of our Board of Directors, a position she has held since January 2005. Mr. Shehee concurrently serves as the President and Chief Executive Officer of Kilpatrick Life Insurance Company, a major shareholder of our Company, and Kilpatrick’s Rose-Neath Funeral Homes and Cemeteries, Inc. Ms. Shehee has served as the President and Chief Executive Officer of Kilpatrick Life Insurance Company and Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. since October 1971. She oversees all operations of Kilpatrick Life Insurance Company and Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. Ms. Shehee is a former State Senator of Louisiana and has served on the Forum 500 Board of Governors and on the Committee on Committees of the American Council of Life Insurance (ACLI). She has also served on the Board of Directors and on the Taxation Steering Committee of the ACLI. In addition, Ms. Shehee is Chairman Emeritus of the Biomedical Research Foundation of Northwest Louisiana, for which she has previously served as the President and Chairman of its board of directors. Ms. Shehee is a director of the Louisiana Insurers’ Conference and has previously served in various executive capacities for the Life Insurers Conference. She is the chairman of the Louisiana Life & Health Insurance Guaranty Association and a member of the National Organization of Life and Health Insurance Guaranty Association.

Ms. Jacqulyn Wine has served as our Acting Secretary since January 16, 2007. Ms. Wine became our director on July 20, 2007. Ms. Wine is also the Assistant Secretary/Treasurer for Kilpatrick Life Insurance Company, a major shareholder of our Company. Ms. Wine commenced working at Kilpatrick Life Insurance Company as Executive Assistant to the President in 1990. Ms. Wine was elected Assistant Secretary and Assistant Treasurer of Kilpatrick Life Insurance Company in March, 1995. From February, 1979 to September 1990, Ms. Wine concurrently served as Corporate Secretary of two related companies, McConathy Oil & Gas Company and McConathy Production, Inc.

Related Party Transactions

Since the beginning of our last fiscal year, we have not engaged in any transactions and are not party to any proposed transactions in which Ms. Shehee or Ms. Wine had or is to have a direct or indirect material interest, other than the following:

The Kilpatrick Life Insurance Company, a major shareholder of our company, employs Ms. Shehee as its President and Chief Executive Officer and Ms. Wine as its Assistant Secretary/Treasurer. Ms. Shehee may also be deemed the beneficial owner of over 50% of the outstanding shares of Kilpatrick Life Insurance Company due to the voting power she has obtained pursuant to a voting agreement. As we have previously disclosed, on October 28, 2003, we received a loan from the Kilpatrick Life Insurance Company of $250,000 pursuant to a promissory note, carrying an interest rate of 6% per annum, with interest payable in quarterly installments with the first quarterly interest payment due on April 28, 2004. This note came due and payable in full on October 28, 2006 and was secured by a mortgage of a 25% mineral interest in our 1,280 acre Detrital Wash Mining Claims in Mohave County, Arizona. On October 30, 2006, Kilpatrick Life Insurance Company converted the outstanding loan of $250,000 and interest due in the amount of $28,875.25, into shares of our common stock at a rate of $0.015 per share for a total of 18,591,682 shares.

In August 2006, Ms. Shehee and Ms. Wine exercised warrants to purchase shares of our common stock at an exercise price of $.01 per share, receiving respectively 1,000,000 shares and 50,000 shares for respective payments of $10,000 and $500.

Executive Compensation and Employment Agreement

We currently do not have any written or oral employment agreements with Ms. Shehee to serve as our Acting President or with Ms. Wine to serve as our Acting Treasurer/Chief Financial Officer, nor have any terms of compensation for their services been approved.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

17.1	Letter of Resignation of J. E. Tuma dated August 9, 2007
17.2	Letter of Resignation of Robert M. Glover dated August 10, 2007
17.3	Letter of Resignation of Joseph E. Therrell, Jr. dated August 7, 2007

SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Star, Inc.
By: /S/ Virginia Shehee
Virginia Shehee, Acting President
Dated: August 16, 2007
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